Exhibit 99.2

COMARCO, INC., #11079514

COMARCO THIRD QUARTER 2007

December 21, 2007, 2:00 PM ET

Chairperson: Tom Franza, CEO

Operator:	Good morning and afternoon, ladies and gentlemen; and thank you for standing by. Welcome to the Comarco third quarter 2007 conference call. At this time, all participants’ lines have been placed in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star, followed by the zero on your telephone keypad, and a conference operator will assist you. As a reminder, today’s teleconference is being recorded Thursday, December 21, 2006. At this time, I’d like to turn the presentation over to Jenifer Kirtland with the EVC Group. Please go ahead, ma’am.

Jenifer Kirtland:	Thank you, operator. Hello, everyone, and thank you for joining us for the Comarco third quarter conference call. Before the market opened this morning, Comarco announced results for the fiscal third quarter of 2007 that ended on October 31. If you haven’t seen this release and would like a copy, please call our office at 415.896.6820; and we’ll get you one immediately. There will be a taped replay of this call beginning approximately one hour after its conclusion, and it will be available until Thursday, December 28 at midnight Pacific Time. The replay number is 1.800.405.2236 or, for international callers, 1.303.590.3000. You will need the pass code 11079514, followed by the pound sign, to access this replay. A webcast of the call will also be available at Comarco.com.

Before we get started, as a reminder, during the course of this conference call, the Company may make projections or forward-looking statements regarding its financial outlook and strategic goals. Furthermore, statements made during the course of this conference call which state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It’s important to note that Comarco’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning facts that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-Q for the quarter ended October 31, 2006. Copies of this document will be available and obtainable by contacting Comarco or the SEC.

And now, I would like to turn the call over to Tom Franza, President and Chief Executive Officer of Comarco. Tom?

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Tom Franza:	Thank you, Jenifer. We have initiated some very significant plans that are designed to transition and expand our WTS and ChargeSource businesses. I’ll address these plans in my following remarks. But, first, I’ll give you a brief update on call box.

Call box had an excellent quarter, with revenue of $4.3 million, up sharply from a year ago. We are executing on a large backorder of orders for upgrades to GSM and CDMA digital, as well as text telephony enhancements for hearing and speech impaired people.

Fourth quarter revenue should also be strong, and we expect call box to reach approximately $16 million for FY’07. There are additional opportunities, and we expect to win several additional contracts for work to be performed next year.

Now turning to WTS. As you know, FY’07 is the wind-down year for the design and marketing partnership between Comarco and SwissQual. Spirent plc purchased 100% of SwissQual, including Comarco’s 18% stake, this past January. As in FY’06, SwissQual has been projecting WTS revenue for 7.5 quality of service benchmarking systems of approximately $7 million for the full year. The distraction of the SwissQual transaction, the transition and the soft quality of service benchmarking market has resulted in minimal sales from SwissQual this year. Consequently, WTS revenue is expected to be approximately $12.9 million for the year, way below our earlier expectations.

We recently announced the formation of an alliance with ASCOM AG, a leading Swiss company with the largest install base of wireless quality service systems in the world. Comarco and ASCOM are partnering on a harmonization of our respective product lines and will cooperatively sell and support products globally. The product development work is proceeding well, and we believe the alliance will provide major benefits in terms of product, time to market and operating costs. The Comarco/ASCOM alliance is extremely complementary in that each partner brings key technological elements to the other. For example, ASCOM brings industry-leading voice, data and video test service methodology and powerful post-processing software. Comarco brings CDMA expertise and scanning receiver technology, including support for future air interfaces such as WiMax, TD, SCMA, etcetera.

Our new WTS general manager, Mark Chapman, joined Comarco in October; and he is expanding our product strategy to add engineering and optimization products. The change in strategy will provide better balance to the Comarco and ASCOM portfolio. Its engineering and benchmarking products tend to dominate during different phases of the customer purchasing cycle. More predictable financial performance should result. The addition of engineering and optimization products, combined with the ASCOM alliance, effectively doubles our addressable potential market in the wireless space.

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The wind down of the SwissQual relationship has been disappointing, particularly their poor performance on sales during FY’07. That is somewhat offset by the receipt of up to $12 million in total from the transaction, with $8 million received to date and the balance expected by mid 2007.

Now turning to ChargeSource. ChargeSource sales for Q3 were on plan and up slightly from a year ago. The Company and many shareholders have been frustrated by the flat performance, roughly $4 million per quarter retail over the past several quarters. The structure of the retail channel is such that some retailers carry competing product for multiple distributors, while some carry only one brand. As a result, our reliance on a single, exclusive distributor for big box retail limits the breadth of placement and therefore lowers unit volumes. Low unit volumes drive up product manufacturing costs further, limiting the full potential of the business.

In order to address these issues, we have decided to modify our distribution strategy starting in FY’07. Our principal distributor supports this approach, and we expect to continue with them on a non-exclusive basis. In the future, we will provide product to multiple distributors, OEMs and retail brands. Executed properly, this change will allow us to offer a broad product line with better pricing based on higher volume. We still will rely on our inherent patented competitive advantage for universal device compatibility and premium small and thin travel chargers. We currently expect this transition will occur over the next several quarters and continue to expand over time.

We are continuing work on products designed for OEM, aftermarket and in the box sales. We have made substantial progress on an OEM-branded option product for one of the leading notebook computer firms. Although the award is contingent on successful completion of product development by mid fiscal 2008, it is another indication of the interest in moving the state of the art power adapters toward our thin and light profile. We are confident in our ability to complete the design project and expect high volume shipments during the second half of fiscal 2008.

Our design project for in the box is proceeding as planned. There is a great deal of commonality in the designs for OEM-branded options and in the box, providing an efficient platform for future enhancements. The in the box opportunity will be addressed in conjunction with one or more power adaptor manufacturers that have the scale and scope to qualify for those high volume, low cost opportunities.

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In summary, we are making big changes in WTS and ChargeSource. I believe these changes are necessary, if we are to realize the full potential of those businesses. These changes are likely to be disruptive in the short run, but I believe that the payoff is large. Comarco and ASCOM working together will become the largest single provider of quality of service benchmarking products and services. Together, we have the ability to sell and support complex systems on a global basis. We expect to expand the relationship to offer engineering and optimization products. Our product lines should be fully harmonized during FY’08.

During FY’08, we expect to expand ChargeSource distribution and placement, including the addition of at least one OEM-branded option deal. That should cause unit volumes to rise significantly with a corresponding reduction in manufacturing costs. We will continue to press significant competitive advantage of SmartTip technology in small and thin packages.

We continue to have an excellent balance sheet, no debt and approximately $23 million in cash.

Now, I’m going to turn the call over to Dan.

Dan Lutz:	Thank you, Tom. Good afternoon, ladies and gentlemen. As you may know, we filed our Form 10-Q yesterday. Prior to filing, we took some additional time to fully analyze the fair value of post-contract support provided with our WTS products. The Company typically defers between 5% and 10% of the contract price for post-contract support. While this detailed analysis resulted in a three-day delay in filing our Form 10-Q, it resulted in no adjustments to previously issued financial statements. Additionally, no other matters contributed to our delay in filing our Form 10-Q.

As we have filed our Form 10-Q with the SEC, which includes detailed financial information relating to each of our three businesses, I’d like to keep my comments brief and focus on certain highlights from the third quarter. I’ll also be happy to field any questions on those items of interest not covered in my comments.

Our revenue for the third quarter of fiscal ‘07, which did end October 31, 2006, decreased 16% compared to the third quarter of fiscal ‘06. This quarterly decrease is primarily due to the soft sales performance of our WTS business. This year over year decrease was partially offset by increased sales of our call box and ChargeSource products. Our call box revenue for the third quarter of fiscal ‘07 was $4.3 million, up $2.4 million, or 121%, compared with $1.9 million reported for the third quarter of fiscal ‘06.

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And, during the third quarter, we continued upgrading the call box systems owned by the Metropolitan Transportation Commission SAFE, which services the nine counties of the San Francisco Bay area. We also substantially completed the San Diego SAFE contract, to upgrade approximately 1,400 call boxes with digital and TTY technologies.

As Tom mentioned, consistent with prior guidance, we expect call box revenue for fiscal ‘07 to total about approximately $16 million, or approximately $4.5 million for the fourth quarter of fiscal ‘07.

Our ChargeSource revenue for the third quarter of fiscal ‘07 totaled $4.3 million, which was up $300,000, or 6% compared with the third quarter of the prior fiscal year.

As Tom mentioned, we are actively pursuing a retail distribution strategy that will allow Comarco to sell ChargeSource products to multiple distributors, OEMs and other channel brands on a non-exclusive basis. We are likely to experience some disruption over the next several quarters as a result of transitioning to a non-exclusive retail distribution model.

We entered the fourth quarter of fiscal ‘07 with a backlog of purchase orders from our retail distributor totaling approximately $3.3 million, which is expected to be delivered during the fourth quarter. Accordingly, we expect ChargeSource revenue for the fourth quarter of fiscal ‘07 and fiscal ‘07 to total between $3.3 and $3.4 million and $16.3 million, respectively.

ChargeSource gross margin for the third quarter of fiscal ‘07 was 31%, an improvement compared to both the third quarter of fiscal ‘06 and sequentially. This gross margin improvement is attributable to decreased inventory write-offs in the current quarter. Now, as of October 31, 2006, our net inventory balance for ChargeSource totaled less than $50,000.

WTS revenue for the third quarter of fiscal ‘07 totaled $2.8 million, down $4.8 million, or 63%, compared with the third quarter of fiscal ‘06. Our revenue derived from sales to SwissQual, the exclusive reseller in our European region, was down $1.1 million. Also, sales to Verizon during the third quarter of fiscal ‘07 were significantly less than Verizon sales made during the third quarter of the prior fiscal year, which were shipped in support of their nationwide rollout of Comarco’s 7.5 quality of service test platform.

As mentioned in our Form 10-Q, in addition to the impact of winding down our relationship with our European reseller, we experienced soft demand for our WTS products, as wireless carriers delayed deployment of capital for such mobile test tools. We currently expect this market condition to continue, at least through the fourth quarter of fiscal ‘07. Accordingly, we currently expect WTS revenue for the fourth quarter of fiscal ‘07 and for fiscal ‘07 to total approximately $2.8 million and $12.9 million, respectively.

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WTS gross margin, exclusive of software amortization for the third quarter of fiscal ‘07 was approximately 63%, which was a sequential decrease of 3 basis points. The gross margin for the second quarter benefited from certain higher margins, 7.5 upgrade orders, which did not occur during the current quarter. Accordingly, for the fourth quarter of fiscal ‘07, WTS gross margin, exclusive of software amortization, is expected to range between 60% and 63%. Software amortization, which is a component of cost of revenue, is expected to total $100,000 for the fourth quarter of fiscal ‘07, as we are close to fully amortizing previously capitalized software development costs.

Now, our net loss for the third quarter of fiscal ‘07 was $650,000, or $0.09 per share, which included non-cash, stock-based compensation totaling $173,000, or $0.02 per share.

Our selling, general and administration expenses for the third quarter of fiscal ‘07 totaled $2.9 million, which is up approximately $300,000 compared to the third quarter of the prior fiscal year and on a sequential basis. Now, looking forward to the fourth quarter of fiscal ‘07, SG&A is expected to be consistent with the fiscal quarter we just completed.

Engineering and support costs for the third quarter of fiscal ‘07 totaled $2.1 million, which is up, also, approximately $300,000 compared to the third quarter of the prior fiscal year. Sequentially, engineering and product support costs were consistent. The fourth quarter of fiscal ‘07 engineering and support costs are expected to be consistent with the fiscal quarter just completed.

Finally, moving on to the balance sheet, as of October 31, ‘06, which remains strong, we had cash balances totaling $22.7 million, and our inventory levels continued to decrease as we delivered on call box upgrade contracts. Finally, our receivables continue to be of high quality, and third quarter day sales outstanding came in at approximately 74 days, which was a 1-day increase on a sequential basis.

That concludes my comments, and now I’ll turn the call back over to Tom. Tom?

Tom Franza:	If there are any questions, we have time. We’d love to address them.

Operator:	Thank you, sir. Ladies and gentlemen, at this time, we will begin the question and answer session. If you would like to ask a question on today’s presentation, please press the star, followed by the one, on your pushbutton phone. If you would like to decline from the polling process, press the star, followed by the two. You will hear a three-tone prompt

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acknowledging your selection, and your questions will be polled in the order they are received. We do ask that, if you are using speaker equipment, that you please lift your handset before pressing the numbers. One moment please for our first question.

Our first question comes from Alex Silverman with Special Situations Fund. Please go ahead.

Alex Silverman:	Hi, guys.

Tom Franza:	Hi, Alex.

Alex Silverman:	How much of the price pressure in the market for ChargeSource do you believe is coming from mobility dumping inventory, given their problems?

Tom Franza:	I have not seen that at all.

Alex Silverman:	Where do you think the pricing pressure is coming from, then?

Tom Franza:	I really think the pricing pressure is always in the channel. The retailer has the ultimate power. The distributor is squeezed between manufacturer and the retailer. And there’s constant pressure; this particular product line probably a little more than normal because it has higher than normal returns due to the complexity of the purchase. Typically, the distributor gets to eat the returns. So, I think, in truth, the way we look at it is it would be quite easy to address the pricing issue in the channel if volumes included all the retailers that are available, and that’s the primary reason, really, for the— one of the reasons— for our change in strategy. Not only does it fix the problem of the flat sales, but it also produces unit volume that is the best way to lower manufacturing costs. We can then resolve any issues in the channel.

Alex Silverman:	Okay. Thank you.

Operator:	Thank you. Ladies and gentlemen, if there are additional questions at this time, please press the star, followed by the one. As a reminder, if you are using speaker equipment, we ask that you, please, lift your handset before pressing the numbers. One moment, please, for our next question. Our next question will come from the line of Richard Deutsch with Ladenburg Thalmann. Please go ahead.

Richard Deutsch:	Yes. Hi, guys.

Speaker:	Hi, Rick.

Richard Deutsch:	You explained that there would be some disruptions as you change over from exclusively using Kensington to other people. Can you explain what you mean by disruptions?

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Tom Franza:	Well, probably, many factors. But, since we have changed distributors in the past, added and left distributors— In this case, we’re not planning on leaving a distributor. We’re planning on adding. But, typically, there are variable startup times to get going with new distributors. There’s packaging to be designed, there’s product coordinations, there’s coordinations with their end customer, typically, the retailers, and inventory issues, all of which are things that really are not known to us today. We don’t really know how this is— how fast this is going to go down and how quickly we’re going to be able to move out. So, we say that we expect disruption. We probably won’t be able to say too much more than that until we go through the next couple of months and get a little bit more reality under our belt and find out what the timing, planning and pricing is going to be in all the different cases.

Richard Deutsch:	Well, you know, you’ve gone through Targus, Belkin and now Kensington, and the results have been— considering your product is so timely and so significant, it’s extremely disappointing how this execution is going along. I don’t understand. Is Kensington going to—? When you say disruptions— I understand putting new people on; you’ve got to do all that stuff. Are you telling me that Kensington’s just going to put less emphasis and less than their minimal results that they’ve come up to now?

Tom Franza:	No; I’m not telling you that. We’re talking to Kensington now. There are a number of options on the table. And, we don’t know exactly how Kensington— what changes they’re going to make, if any. So, I’m not really telling you anything. I’m just signaling that, when you make a big, abrupt change like this, it would be normal to expect some disruptions. So, we’re just trying to send that signal out. We don’t have any specifics for you.

Richard Deutsch:	So, your deal with Kensington doesn’t change at all? You’re just going to be allowed to put on other distributors, and they’re going to just go along like they have been? Is that what you’re saying?

Tom Franza:	The deals are all being negotiated now, so I can’t give you a specific answer because we’re not done yet defining the arrangement.

Operator:	Thank you. Our next question will come from Steve Emerson with Emerson Investment Group. Please go ahead.

Steve Emerson:	Hold on here. Gentlemen, could you explain about what you think are the returns from retail that the distributors have to absorb? Perhaps, can you quantify it? Is it a 25% return rate from retail? What steps are you going to take to minimize this problem for you?

Tom Franza:	Yeah; two things. We don’t have the direct data. If I had to give you a guess, I’d say it’s probably closer to 10%. The returns are not caused by

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any product defects. They are the same for the various vendors that make these kinds of products. They track. So, it’s almost a certainty that the returns come because of a degree of complexity in making the product purchase at the point of sale. The product has a compatibility chart. The customer has to understand that the package can work with their particular devices, etcetera, etcetera. So, we think most of it really comes from a combination of the normal expected returns for electronic items and then, on top of that, a little bit more from product complexity. There’s been a lot of work done by many distributors over the years, trying to do a better job in describing the compatibility issues. Of course, you can always do better. But, I really think we’re kind of at the point of diminishing returns on that. I think it’s just inherent in the nature of these kinds of products.

Steve Emerson:	Okay. Thank you very much.

Operator:	Thank you, sir. Gentlemen, at this time, we have no additional questions in the queue; and I’ll turn the conference back to you for any closing remarks.

Tom Franza:	Okay. Well, I want to thank everybody for being on the call. I know we’re winding down for the holidays. We’ll be working on these changes very hard over the next few months, and I think, at the next call, we’ll be in a position to give you concrete specifics. We’re very excited about what we’re doing because we think it’s going to benefit both businesses quite dramatically.

So, thanks again, and have very happy holidays.

Operator:	Thank you, management. Ladies and gentlemen, at this time, we will conclude today’s teleconference program. If you would like to listen to a replay of today’s conference call, please dial 1.800.405.2236 or 303.590.3000, with the access code of 11079514. Once again, if you would like to listen to a replay of today’s conference call, please dial 1.800.405.2236 or 303.590.3000, with the access code of 11079514. At this time, we will conclude with today’s presentation. We thank you for your participation on the program. You may now disconnect, and, please, have a pleasant day.

END

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